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                                                                   Exhibit 10.20

                            REVENUE SHARING AGREEMENT

         THIS REVENUE SHARING AGREEMENT (this "AGREEMENT") is made as of the 28th day of August, 2006 by and between Ivivi Technologies, Inc., a New Jersey corporation, with offices at 224-S Pegasus Avenue, Northvale, New Jersey 07647 ("IVIVI") and Ajax Capital LLC, a New York limited liability company, with offices at 44 Laight St., New York, New York 10013 ("AJAX") (Ivivi and Ajax are referred to individually as a "PARTY" and collectively as the "PARTIES").

         WHEREAS, simultaneously with the execution of this Agreement, Ivivi is selling to Ajax, and Ajax is purchasing from Ivivi, 15 units of the Roma(3) (the "Roma Units" or "Roma") and 5 units of the SofPulse M10 (the "SofPulse Units" or "SofPulse") (collectively, the "UNITS" and each, a "UNIT"), at a purchase price of $14,500 per Unit, the current published wholesale unit price for the Roma(3) and the SofPulse M10, for an aggregate purchase price of $290,000, pursuant to the terms of a purchase order, dated as of the date hereof; and

         WHEREAS, the Parties desire to establish a revenue sharing arrangement with respect to the Units on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

         1. Shared Revenues for Unit Rentals. During the Term (as such term is defined below), Ivivi shall use its commercially reasonable efforts to rent the Units to third parties. Ivivi shall pay Ajax on or before the 15th day immediately following each consecutive thirty-day period during the Term, commencing on October 11, 2006, an amount equal to the sum of (i) an amount (the "ROMA SHARED RENTAL AMOUNT") based on gross proceeds from the rental of the Roma Units received by Ivivi during such thirty-day period (the "ROMA RENTAL REVENUES") and (ii) an amount (the "SOFPULSE SHARED RENTAL AMOUNT") based on proceeds from the rental of the SofPulse Units received by Ivivi during such thirty-day period, net of commissions paid to distributors and other sales people with respect to such rentals (the "SOFPULSE RENTAL REVENUES"), as set forth below:

                  (a) The Roma Shared Rental Amount with respect to each of the consecutive thirty-day periods during the Term shall be equal to fifty percent (50%) of the Roma Rental Revenues for such thirty-day period.

                  (b) The SofPulse Shared Rental Amount with respect to each of the consecutive thirty-day periods during the Term shall be equal to the SofPulse Rental Revenues for such thirty-day period, reduced by (i) 11.5% of the gross proceeds for services related to marketing, billing, collections and account maintenance to be performed by Ivivi with respect to the SofPulse Units, received by Ivivi during such thirty-day period, and (ii) in the case of each of the first three consecutive thirty-day periods during the Term, a set up fee of $2,000.

         2. Shared Revenues for Applicator Sales. Ivivi shall pay Ajax on or before the 15th day immediately following each consecutive thirty-day period during the Term, commencing on October 11, 2006, an amount equal to 50% of the gross proceeds received by Ivivi during such thirty-day period from Ivivi's sale of applicators for use in connection with the units of the Roma(3) rented to third parties during the Term.
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         3. Payments; Reports and Access.

                  (a) All payments made by Ivivi to Ajax under this Agreement shall be made by check or wire transfer to such bank and account as Ajax may from time to time designate in writing. All payments due hereunder are expressed in and shall be paid in United States Dollars.

                  (b) During the Term, to the extent permitted by applicable law and agreements to which Ivivi is a party, Ajax will be entitled to have reasonable access during normal business hours, to all financial records of Ivivi that are necessary to verify amounts paid to Ajax pursuant to this Agreement; provided, however, that Ajax shall not materially interfere with the operation of Ivivi's business and Ivivi will not be required to provide access to any information or documents which would breach any agreement with any third party.

         4.       Term; Termination.

                  (a) Term. Unless sooner terminated pursuant to this Section 4, this Agreement will be effective as of the date hereof and will remain in effect until the fifth anniversary of the date hereof (such period of time referred to as the "TERM").

                  (b) Termination. This Agreement may be terminated as follows:

                           (i) upon the mutual written agreement of the Parties; or

                           (ii) in the event that either Party commits a material breach of its obligations under this Agreement, and such Party fails to cure such breach within twenty (20) days after written notice from the other Party, upon further written notice to the breaching Party by the notifying Party at any time thereafter.

         5. Confidential Information.

                  (a) Ajax agrees that all information received by it from Ivivi pursuant to this Agreement (1) shall be received in strict confidence, (2) shall be used only for the purposes of this Agreement, and (3) shall not be disclosed by Ajax, its agents or employees without the prior written consent of Ivivi, except to the extent that Ajax can establish competent written proof that such information: (i) was in the public domain at the time of disclosure; (ii) later became part of the public domain through no act or omission of Ajax, its employees, agents, successors or assigns; or (iii) is required by law or regulation to be disclosed, provided however, that (A) Ajax shall first give Ivivi written notice and adequate opportunity to object to such order for disclosure or to request confidential treatment; and (B) information disclosed pursuant to this clause (iii) shall otherwise remain Confidential Information for the purposes of this Agreement.


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                  (b) Ajax understands that Ivivi initially filed with the
Securities and Exchange Commission on February 11, 2005 a Registration Statement on Form SB-2 relating to Ivivi's initial public offering of shares of its common stock (as amended, the "Registration Statement"), and that as soon as the Registration Statement is declared effective by the Securities and Exchange Commission and Ivivi becomes a publicly held corporation, trading in its securities while in possession of material, non-public information related to Ivivi may violate federal and state securities laws.

         6. Representations and Warranties.

                  (a) Representations of Authority. Each of Ivivi and Ajax represents and warrants to the other that it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

                  (b) Enforceability. Each of Ivivi and Ajax represents and warrants to the other that this Agreement constitutes a legally valid and binding agreement, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (c) Consents. Each of Ivivi and Ajax represents and warrants to the other that all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been obtained.

         7. Assignment. Neither Party may assign this Agreement or any of its rights, interests or obligations hereunder with or without the prior written approval of the other Party. This Agreement shall inure to the benefit of the Parties hereto and be binding on their respective successors and permitted assigns.

         8. Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

         9. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

         10. Titles. The titles and headings preceding the text of the paragraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

         11. Waiver. The failure of any Party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of any Party with respect to such term, covenant or condition will continue in full force and effect.


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         12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile, mailed by registered or certified mail (return receipt requested) or sent by overnight courier to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                     (i)   If to Ivivi, to:

                           224-S Pegasus Avenue
                           Northvale, New Jersey 07647
                           Attention:  David Saloff, President
                           Telephone:  (201) 784-8168
                           Facsimile:  (201) 784-0620

                     (ii)  If to Ajax, to:

                           44 Laight Street #1A
                           New York, NY 10013
                           Attention:  Steven Gluckstern
                           Telephone: (212) 937-8701
                           Facsimile:  (212) 937-8706

Any of the above addresses may be changed at any time by notice given as provided above; provided, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt, if sent by facsimile, (iii) three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) one business day after the date of sending, if sent by Federal Express or other recognized overnight courier.

         13. Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement.

         14. Modification. Except as otherwise provided herein, this Agreement cannot be amended or modified except by subsequent written agreement between Ivivi and Ajax.


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         15. Governing Law and Jurisdiction. Governing Law; Consent to
Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New Jersey and the United States District Court for the District of New Jersey for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

                            [Signature Page Follows]


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         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

                                  IVIVI TECHNOLOGIES, INC.


                                  BY: /S/ ANDRE' DIMINO

                                  NAME: ANDRE' DIMINO

                                  TITLE: CHAIRMAN


                                  AJAX CAPITAL LLC


                                  BY: /S/ STEVEN M. GLUCKSTERN

                                  NAME: STEVEN M. GLUCKSTERN

                                  TITLE:_____________________________________


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